Exhibit 10.14

[MTR GAMING GROUP, INC. LETTERHEAD]

June 11, 2001

Mr. Donald J. Duffy
c/o Meyer, Duffy & Associates
780 Third Avenue, 15th Floor
New York, NY  10017

                           Re:       Nomination to Board of Directors

Dear Mr. Duffy:

             On behalf of MTR Gaming Group, Inc., I am pleased to let you know that the board of directors has nominated you for membership as an independent member of the board and the Audit Committee of the Board.

             Your compensation for service on the board will be as follows:

             1.          Stock Purchase Options.  Upon your acceptance of the nomination and approval by the Company’s Board of Directors (the “Commencement Date”), and as an inducement to you to become a director of the Company, for each year of service you will receive options to purchase 25,000 shares of common stock of the company (the “Options”).  The Options will be exercisable for a term of five (5) years from the date of grant.  For the first year of service, the grant date will be the Commencement Date.  In subsequent years, your Options under this Agreement will be granted to you by the Board when it grants Options to employees generally.  The Options will vest and be deemed earned immediately.

             2.          Registration.  At its sole cost, the Company will register the shares of common stock underlying the Options for public sale by including such shares in any registration statement the Company determines to file with the Securities and Exchange Commission with respect to employee compensation.

             3.          Recapitalization.  If the Company declares a forward or reverse split of its common stock, determines to exchange the common stock of the Company for the equity securities of another issuer, or otherwise undergoes a recapitalization, then the terms of the Options shall be adjusted or exchanged equitably.

Mr. Don Duffy
June 11, 2001

             4.          Annual Fee.  For each year of service on the Company’s Board of Directors you will receive an annual fee of $12,000.  You will receive a pro rated portion of such annual fee for any period of service that is less than one full year.

             5.          Meeting Fees.  For each regular meeting of the board of directors, audit committee, or shareholders you attend, you will receive a fee of $1,500 and reimbursement of expense for travel, food, and lodging you incur in attending such meetings.

             6.          Conflict of Interest.  By your signature, you also acknowledge your receipt of and agreement to comply with the Company’s policy concerning conflicts of interest, a copy of which accompanies this letter.

             If these terms are acceptable to you, please sign where indicated below and return this letter to me, at which time the Commencement Date, as defined above, will have occurred.  We look forward to your joining the Company.

Very truly yours,

/s/ Edson R. Arneault

Edson R. Arneault
President

AGREED AND ACCEPTED:

/s/ Donald J. Duffy

Donald J. Duffy